Exhibit 99.4

IMPORTANT REMINDER Please Support Us

Dear Member:

As a follow-up to our recent mailing, WE URGE YOU TO VOTE ALL OF YOUR PROXY CARDS on the proposed plan of reorganization. We value your relationship with Newton Federal Bank and ask for your support by voting the enclosed proxy card today.

Your Board of Directors urges you to vote “FOR” the Plan of Reorganization.

If you are unsure whether you voted, please vote the enclosed proxy card. If you have already voted all of your proxy card(s), I would like to extend my appreciation for your vote. Let me assure you that:

•	The reorganization will not affect the terms of your deposit accounts or loans.

•	Deposit accounts will continue to be federally insured to the legal maximum.

•	Although you have the right to subscribe for stock, voting does not obligate you to subscribe for stock.

Thank you for choosing Newton Federal Bank, and we appreciate your vote. If you have any questions, please call our Stock Information Center at (        )             -            .

Sincerely,

Johnny S. Smith

President and Chief Executive Officer

The Plan of Reorganization must be approved by a majority of the votes eligible to be cast.

If you have more than one account or a qualifying loan you may receive more than one proxy card.

Please support us by voting all proxy cards received.

SECOND REQUEST Please Support Us

Dear Member:

As a follow-up to our recent proxy mailing, our records show that YOU HAVE NOT VOTED ALL OF YOUR PROXY CARDS on the proposed plan of reorganization. We value your relationship with Newton Federal Bank and ask for your support by voting the enclosed proxy card today.

Your Board of Directors urges you to vote “FOR” the Plan of Reorganization.

If you are unsure whether you voted, please vote the enclosed proxy card. If you have already voted all of your proxy card(s), I would like to extend my appreciation for your vote. Let me assure you that:

•	The reorganization will not affect the terms of your deposit accounts or loans.

•	Deposit accounts will continue to be federally insured to the legal maximum.

•	Although you have the right to subscribe for stock, voting does not obligate you to subscribe for stock.

Thank you for choosing Newton Federal Bank, and we appreciate your vote. If you have any questions, please call our Stock Information Center at (        )             -            .

Sincerely,

Johnny S. Smith

President and Chief Executive Officer

The Plan of Reorganization must be approved by a majority of the votes eligible to be cast.

If you have more than one account or a qualifying loan you may receive more than one proxy card.

Please support us by voting all proxy cards received.

Information about our

Reorganization and Stock Offering

Questions?

Call our Stock Information Center, at 1-(        )             -

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through

Friday, except bank holidays.

This booklet is neither an offer to sell nor an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions and Answers about our Reorganization and Stock Offering

This section answers questions about our reorganization and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE REORGANIZATION

Our Board of Directors has determined that the reorganization is in the best interests of Newton Federal Bank (“Newton Federal”), our customers and the communities we serve.

Q.	WHAT IS THE REORGANIZATION?

A.	Under our Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan”), Newton Federal Bank will convert from a mutual (meaning no stockholders) savings association to a mutual holding company form of ownership. Concurrently with the reorganization, Community First Bancshares, Inc., a newly formed mid-tier stock holding company, will offer shares of its common stock. Upon completion of the reorganization, 46% of the common stock of Community First Bancshares, Inc., will be owned by stockholders, 54% of the outstanding common stock will be retained by Community First Bancshares, MHC (to be formed as the federally chartered mutual holding company of Community First Bancshares, Inc.), and Community First Bancshares, Inc., will own 100% of the common stock of Newton Federal Bank.

Q.	WHAT CHANGES WILL OCCUR AS A RESULT OF THE CONVERSION? WILL THERE BE ANY CHANGES AT MY LOCAL BRANCH?

A.	No changes are planned in the way we operate our business. The reorganization is an internal change to our corporate structure. The reorganization will have no effect on the staffing, products or services we offer to our customers through our offices, except to enable us to potentially add additional staff, products and services in the future.

Q.	WILL THE REORGANIZATION AND OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.	No. The reorganization will have no effect on the balance or terms of any deposit account. Your deposits will continue to be federally insured to the fullest extent permissible by law. The terms, including interest rates, of your loans with us will also be unaffected by the conversion.

Q.	IS NEWTON FEDERAL BANK CONSIDERED “WELL-CAPITALIZED” FOR REGULATORY PURPOSES?

A.	Yes. As of September 30, 2016, Newton Federal Bank was considered “well-capitalized” for regulatory purposes.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to approval by our eligible customers.

Q.	WHY SHOULD I VOTE “FOR” THE PLAN?

A.	Your vote “FOR” the Plan is extremely important to us. Each Newton eligible customer as of , 2017 received a Proxy Card attached to a Stock Order Form. These packages received by eligible customers also include a Proxy Statement describing the Plan, which cannot be implemented without their approval.

Although you have the right to subscribe for stock, voting does not require you to purchase common stock in the offering.

Q.	WHAT VOTE IS REQUIRED TO APPROVE THE PLAN?

A.	The Plan must be approved by the affirmative vote of a majority of votes eligible to be cast by the members of Newton Federal Bank at the special meeting of members.

Q.	WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “AGAINST” the Plan. Without sufficient favorable votes, we cannot proceed with the reorganization and related stock offering.

Q.	HOW DO I VOTE?

A.	Mark your vote, sign and date each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote by Internet or by telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	HOW MANY VOTES ARE AVAILABLE TO ME?

A.	Eligible depositors at the close of business on , 2017 are entitled to one vote for each $100 or fraction thereof on deposit. No depositor may cast more than 1,000 votes. Additionally, each borrower as of January 19, 1984 whose borrowing remained outstanding at the close of business on , 2017 will be entitled to one vote. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	WHY DID I RECEIVE MORE THAN ONE PROXY CARD?

A.	If you had more than one deposit and/or applicable loan account on , 2017, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you. Telephone and Internet voting are available 24 hours a day.

Q.	MORE THAN ONE NAME APPEARS ON MY PROXY CARD. WHO MUST SIGN?

A.	The name(s) reflect the title of your account. Proxy Cards for joint accounts require the signature of only one of the account holders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

A.	Community First Bancshares, Inc., is offering for sale between 1,994,100 and 2,697,900 shares of common stock (subject to increase to 3,102,585 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK DURING THE STOCK OFFERING?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Community First Bancshares, Inc., common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors of Newton Federal Bank with aggregate balances of at least $50 at the close of business on September 30, 2015;

Priority #2—Our tax-qualified employee benefit plans;

Priority #3—Depositors of Newton Federal Bank with aggregate balances of at least $50 at the close of business on             , 2016; and

Priority #4—Other depositors of Newton Federal Bank at the close of business on             , 2017 and borrowers as of January 19, 1984 who maintain such borrowing as of the close of business on             , 2017.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale or Walton County, Georgia

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Q.	WHAT IS THE DEADLINE FOR PURCHASING SHARES?

A.	To purchase shares in the Subscription and Community Offerings, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 4:00 p.m., Eastern Time, on , 2017.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Community First Bancshares, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from your Newton Federal Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the deposit account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Newton Federal may not be listed for direct withdrawal. See information on retirement accounts on the next page.

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at a rate of % per annum from the date we process your payment until the completion or termination of the reorganization and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Newton Federal Bank deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the reorganization and offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person or group of persons exercising subscription rights through a single deposit account held jointly is 30,000 shares ($300,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 40,000 shares ($400,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Reorganization and Offering — Limits on the Amount of Common Stock You May Purchase.”

Q.	MAY I USE MY NEWTON FEDERAL BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.	You may use funds currently held in retirement accounts with Newton Federal Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Newton Federal Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2017 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I USE A LOAN FROM NEWTON FEDERAL BANK TO PAY FOR SHARES?

A.	No. Newton Federal Bank, by regulation, may not extend a loan for the purchase of Community First Bancshares, Inc. common stock during the offering.

Q.	MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.	No. After receipt, your executed Stock Order Form cannot be modified or revoked unless the offering is terminated or is extended beyond , 2017 or the number of shares of common stock to be sold is increased to more than 3,102,585 shares or decreased to less than 1,994,100 shares.

Q.	ARE DIRECTORS AND SENIOR OFFICERS OF NEWTON FEDERAL BANK PLANNING TO PURCHASE STOCK?

A.	Yes. Directors and senior officers, together with their associates, are expected to subscribe for an aggregate of shares ($ million), or approximately %, of the shares to be sold in the offering at the minimum of the offering range.

Q.	WILL THE STOCK BE INSURED?

A.	No. Like any common stock, Community First Bancshares, Inc.’s stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.	Community First Bancshares, Inc. intends to pay cash dividends to our stockholders, beginning no earlier than the first calendar quarter of 2018. However, no decision has been made with respect to the amount of any dividend payments.

Q.	HOW WILL Community First Bancshares, Inc.’s SHARES TRADE?

A.	Upon completion of the reorganization and offering, we expect the common stock will be traded on the Nasdaq Capital Market under the symbol “CFBI”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell “CFBI” shares in the future.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, at 1-( ) - , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Pursuant to a Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan”), we will convert from a mutual (meaning no stockholders) savings and loan association to a mutual holding company form of ownership. To accomplish the reorganization, Community First Bancshares, Inc., a newly formed mid-tier stock holding company for Newton Federal Bank (“Newton Federal”), is conducting an offering of shares of its common stock. Enclosed you will find a Prospectus, a Proxy Statement, Proxy Card(s) and a Questions and Answers Brochure describing the reorganization, the offering and the Plan.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval to undertake the reorganization, we must receive the approval of our eligible depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Newton Federal. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by Internet or telephone by following the simple instructions on the Proxy Card.

Our Board of Directors urges you to vote “FOR” the Plan.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.

•	There will be no change to account numbers, interest rates or other terms of your accounts at Newton Federal. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.

•	You will continue to enjoy the same services with the same Board of Directors, management and staff.

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Newton Federal customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the address indicated on the Stock Order Form, by hand-delivery to Newton Federal’s main office located at 3175 Highway 278, Covington, Georgia or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on             , 2017. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Newton Federal customer. Sincerely,

Johnny S. Smith

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, at 1-(            )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

1

Dear Sir/Madam:

BSP Securities, LLC has been retained by Community First Bancshares, Inc., as selling agent in connection with the offering of Community First Bancshares, Inc., common stock.

At the request of Community First Bancshares, Inc., we are enclosing materials regarding the offering of shares of Community First Bancshares, Inc., common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

2

Dear Friend:

I am pleased to tell you about an investment opportunity. Community First Bancshares, Inc., a newly formed mid-tier stock holding company for Newton Federal Bank (“Newton Federal”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Newton Federal at the close of business on September 30, 2015 or             , 2016 whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the address indicated on the Stock Order Form, by hand-delivery to Newton Federal’s main office located at 3175 Highway 278, Covington, Georgia or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on             , 2017. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Community First Bancshares, Inc. stockholder.

Sincerely,

Johnny S. Smith

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, at 1-(            )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

Dear Member:

I am pleased to tell you about an investment opportunity. Community First Bancshares, Inc., a newly-formed mid-tier stock holding company for Newton Federal Bank (“Newton Federal”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Newton Federal common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the address indicated on the Stock Order Form, by hand-delivery to Newton Federal’s main office located at 3175 Highway 278, Covington, Georgia or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on             , 2017. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Community First Bancshares, Inc. stockholder.

Sincerely,

Johnny S. Smith

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, at 1-(            )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

Dear Potential Investor:

I am pleased to tell you about an investment opportunity. Community First Bancshares, Inc., a newly-formed mid-tier stock holding company for Newton Federal Bank (“Newton Federal”), is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Newton Federal common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the address indicated on the Stock Order Form, by hand-delivery to Newton Federal’s main office located at 3175 Highway 278, Covington, Georgia or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 4:00 p.m., Eastern Time, on             , 2017. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Community First Bancshares, Inc. stockholder.

Sincerely,

Johnny S. Smith

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, at 1-(            )             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.